BCM FOCUS FUNDS

CODE OF ETHICS

Statement of Principles

BCM Focus Funds (the "Trust") has adopted this Code of Ethics to govern personal securities investment activities of the officers and trustees of the Trust (collectively, "Trust Personnel"), persons affiliated with the investment advisers to each series of the Trust listed on Schedule A of this Code (each, an "Adviser" and collectively, the "Advisers"). This Code shall also serve as the Code of Ethics for each Adviser and the Underwriter for purposes of the Investment Company Act of 1940. Although this Code contains several specific standards and policies, there are three key principles embodied throughout the Code.

The Interests Of Trust Shareholders Must Always Be Paramount

Trust Personnel have a legal and fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Trust Personnel must scrupulously avoid serving their own interests ahead of those of any client.

Trust Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Shareholders

Trust Personnel should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Advisers or the Trust) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of trust shareholders.

All Personal Securities Transactions Should Avoid Any Actual, Potential, or Apparent Conflicts Of Interest

Although all personal securities transactions by Trust Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Trust Personnel owe a fiduciary duty to clients and should therefore avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Trust Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual's fiduciary duties to clients.

DEFINITIONS

"Act" means the Investment Company Act of 1940, as amended.

"Advisers" means the Advisers listed on Schedule A to this Code, as such schedule may be amended from time to time.

"Affiliated Funds" means (1) for Adviser Personnel who are affiliated with an Adviser, the Fund(s) for which such Adviser serves as investment adviser; (2) for Adviser Personnel who are in a control relationship with any Fund, that Fund; and (3) for Adviser Personnel who are employees of the Trust, all Funds.

"Adviser Personnel" means (1) any employee of the Trust or an Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund; (2) any officer, general partner or director of an Adviser; and (3) any natural person in a control relationship to any Fund or any Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund. Any provisions of this Code that apply directly to Adviser Personnel equally apply to accounts in the names of other persons in which Adviser Personnel have Beneficial Ownership.

"Beneficial Ownership" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. Beneficial Ownership includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

"Control" means the power to exercise a controlling influence over the management or policies of the Trust, unless such power is solely the result of an official position with the Trust. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25 percent of the voting securities of any present Fund of a Trust shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

"Compliance Officer" means, for Adviser Personnel, the person designated as the Compliance Officer by such Adviser; and for Adviser Personnel who are not affiliated with an Adviser and for Trust Personnel, the person or persons designated by the President of the Trust.

"Fund" means each series of the Trust.

"Portfolio Managers" means those Adviser Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund Portfolio Manager equally apply to transactions in accounts in the names of other persons in which the Fund Portfolio Manager has Beneficial Ownership.

"Personal Securities Transaction(s)" means transactions in Securities for the account(s) in the names of Trust Personnel, or for accounts in which Trust Personnel have Beneficial Ownership.

"Trust" means BCM Focus Funds.

"Trust Personnel" means (1) any officer or director of the Underwriter who, in the ordinary course of business, makes, participates in, or obtains information regarding the purchase or sale of securities by any Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund regarding the purchase or sale of securities; or (2) any officer or Trustee of the Trust. Any provisions of this Code that apply directly to Trust Personnel equally apply to accounts in the names of other persons in which Trust Personnel have Beneficial Ownership.

"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest, or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant, or right to subscribe to or purchase (including options) any of the foregoing.

The term "Security" shall not include the following securities: (i) shares of registered open-end investment companies; (ii) securities issued by the United States government; (iii) short-term debt securities which are government securities within the meaning of Section 2(a)(16) of the Act; (iv) bankers' acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Trust's Board of Trustees (collectively, the "Excluded Securities").

"Purchase or Sale of a Security" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "being considered for Purchase or Sale" by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is "being considered for Purchase or Sale" by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

PROHIBITED PURCHASES AND SALES OF SECURITIES

In a Personal Securities Transaction, Adviser Personnel may not:

-	Purchase or Sell a Security without prior written clearance for the purchase or sale from the Compliance Officer. Any pre-approval for a transaction is good for that day only and if not completed must be resubmitted for pre-approval for the next trading day;

-	Acquire any Security in an initial public offering or in a private placement without prior written authorization of the acquisition by the Compliance Officer. Any decision by a Fund to invest in or sell such Securities must be approved solely by Adviser Personnel with no investment in the issuer.

Adviser Personnel may not:

-	In any calendar quarter, give or receive a gift with a value of more than $200 from any single person or entity that does business with or on behalf of an Affiliated Fund. Adviser Personnel are prohibited from giving or receiving cash gifts or gift cards which are convertible into cash in any amount;

-	Serve on the board of directors of a publicly traded company without prior authorization from the Board of Trustees of the Trust based upon a determination that such service would be consistent with the interests of the Trust and its shareholders. Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Trust involving Securities of a company on whose board they serve;

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Purchases and Sales of Securities and the Pre-clearance procedures under the heading Pre-clearance of Personal Securities Transactions do not apply to:

-	Purchases or Sales of Excluded Securities;

-	Purchases or Sales of options contracts on a broad-based market index;

-	Purchases or Sales of Securities effected in any account in which the applicable Adviser Personnel has no Beneficial Ownership;

-	Purchases or Sales of Securities which are non-volitional on the part of either Adviser Personnel or a Fund (for example, the receipt of stock dividends);

-	Purchases of Securities made as part of automatic dividend reinvestment plans; and

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired; provided, however, that this section shall not exempt acquisitions of any Security in an initial public offering or in a private placement from the requirement that prior written authorization be obtained from the Compliance Officer.

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Adviser Personnel wishing to engage in a Personal Securities Transaction must obtain prior written authorization of any such Personal Securities Transaction from the Compliance Officer or such person or persons that such Compliance Officer may from time to time designate to make such written authorizations. Personal Securities Transactions by a Compliance Officer (for Adviser Personnel) shall require prior written authorization of the President of the Adviser with whom the Compliance Officer is affiliated, or his designate, who shall perform the review and approval functions relating to reports and trading by the Compliance Officer. The Adviser shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective for only the trading day for which the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that period, a new authorization must be obtained. If a person is authorized to acquire a security in a private placement or initial public offering, the Compliance Officer must maintain a record of the decision and the reasons supporting the decision.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for purchase or Sale by the Fund, such person shall cancel the trade.

Notification of Fund Trading Activity

In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designates, shall notify their respective Compliance Officers of daily purchases and sales and of Securities being considered for Purchase or Sale by the Affiliated Fund. In the alternative, a Compliance Officer must consult with the respective Portfolio Manager prior to authorizing a Personal Securities Transaction.

TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

The following reporting requirements do not apply to any Trustee of the Trust who is not an "interested person" of the Trust within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Trustee ("Disinterested Trustee"). If, however, a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a Trustee of the Trust, should have known, that during the fifteen-day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Trustee such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund or the Adviser, the Disinterested Trustee shall make the quarterly disclosures described below to the Board of Trustees, but only with respect to the applicable Personal Security Transactions.

Disclosure Of Personal Brokerage Accounts and Securities Holdings

Within ten (10) days of the commencement of employment with an Adviser, the Underwriter or the Trust, all Adviser Personnel and Trust Personnel shall submit to the Compliance Officer: (a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership when the person became an employee; (b) a list of all personal Securities holdings when the person became an employee; (c) certification that they have read and understand this Code; and (d) the date the report was submitted.

Each of these brokerage accounts shall furnish duplicate confirmations and statements to the Adviser with whom the person is affiliated or the Trust.

Annual Reporting Requirements

At the beginning of the first quarter of each calendar year, all Adviser Personnel and Trust Personnel shall submit to the Compliance Officer: (a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of a date no more than 30 days before the report was submitted; (b) a list of all personal Securities holdings as of a date no more than 30 days before the report was submitted; (c) certification that they have read and understand this Code and whether they have complied with its requirements throughout the prior fiscal year; and (d) the date the report was submitted.

Quarterly Reporting Requirements

All Adviser Personnel and Trust Personnel shall report to the Compliance Officer the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

The price at which the transaction was effected; and

The name of the broker, dealer, or bank with or through whom the transaction was effected.

Trust Personnel and Adviser Personnel shall also identify any trading account established by the person during the previous quarter with a broker, dealer, or bank.

Reports pursuant to this section of this Code shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Adviser Personnel and Trust Personnel need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

ENFORCEMENT AND PENALTIES

With respect to Adviser Personnel affiliated with an Adviser, each Compliance Officer shall identify all Adviser Personnel, inform those persons of their reporting obligations, and maintain a record of all current and former Adviser Personnel. With respect to Trust Personnel and Adviser Personnel who are not affiliated with an Adviser, the Compliance Officer shall identify all such persons, inform those persons of their reporting obligations, and maintain a record of all current and former such persons. The Compliance Officer shall review the transaction information supplied by Adviser Personnel who are not affiliated with an Adviser, by Trust Personnel and by their affiliates. If a transaction appears to be in violation of this Code of Ethics, the transaction will be reported to the Adviser with whom the person is affiliated (if any) as well as the Board of Trustees of the Trust.

Upon being informed of a violation of this Code of Ethics, an Adviser may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. The Adviser shall impose sanctions in accordance with the principle that no Trust Personnel may profit at the expense of the shareholders of the Trust. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

DUTIES AND POWERS OF THE BOARD OF TRUSTEES

Each of the Underwriter, Advisers and an officer of the Trust shall submit to the Board of Trustees at each regular meeting of the Board, a report of Personal Securities Transactions by Trust Personnel. Such reports shall be reviewed by the Board of Trustees in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated there under has occurred.

Annually, each of the Underwriter, Advisers and an officer of the Trust shall submit to the Board of Trustees a report that:

Summarizes existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

Identifies any violations of this Code and any significant remedial action taken during the prior year;

Identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and Certifies that the Adviser, the Trust and the Underwriter have each adopted procedures reasonably designed to prevent violations of this Code.

The Board of Trustees of the Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated the Code of Ethics of the Trust or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

The above actions of the Board of Trustees may be in addition to any action taken by the applicable Adviser against the person or persons involved.

Responsible Party/Compliance Process: Chief Compliance Officer/Investment Adviser